                                  QUAIL HOLLOW
                             2700 FEATHER RUN TRAIL
                          WEST COLUMBIA, SOUTH CAROLINA

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                               AS OF MAY 21, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                    [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                   JULY 14, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al. ("Plaintiffs") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE:      QUAIL HOLLOW
         2700 FEATHER RUN TRAIL
         WEST COLUMBIA, LEXINGTON COUNTY, SOUTH CAROLINA

In accordance with your authorization, we have completed the appraisal of the above- referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 215 units with a total of 259,858 square feet of rentable area. The improvements were built in 1972. The improvements are situated on 18.1 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 91% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
QUAIL HOLLOW, WEST COLUMBIA, SOUTH CAROLINA

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 21, 2003 is:

                                        ($9,100,000)

                                Respectfully submitted,
                                AMERICAN APPRAISAL ASSOCIATES, INC.

                                -s- Frank Fehribach
                                ------------------------------
July 14, 2003                   Frank Fehribach, MAI
#053272                         Managing Principal, Real Estate Group
                                South Carolina Temporary Practice Permit #095-03

Report By:
Jimmy Pat James, MAI
South Carolina Temporary Practice Permit #103-03

Assisted By:
Robert B. Moore

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
QUAIL HOLLOW, WEST COLUMBIA, SOUTH CAROLINA

                               TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary....................................................   4
Introduction.........................................................   9
Area Analysis........................................................  11
Market Analysis......................................................  14
Site Analysis........................................................  16
Improvement Analysis.................................................  16
Highest and Best Use.................................................  17

                                   VALUATION

Valuation Procedure..................................................  18
Sales Comparison Approach............................................  20
Income Capitalization Approach.......................................  26
Reconciliation and Conclusion........................................  37

                                    ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
QUAIL HOLLOW, WEST COLUMBIA, SOUTH CAROLINA

                               EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                     Quail Hollow
LOCATION:                          2700 Feather Run Trail
                                   West Columbia, South Carolina

INTENDED USE OF ASSIGNMENT:        Court Settlement
PURPOSE OF APPRAISAL:              "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:                Fee simple estate

DATE OF VALUE:                     May 21, 2003
DATE OF REPORT:                    July 14, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:

SITE:

  Size:                            18.1 acres, or 788,436 square feet
  Assessor Parcel No.:             003627-03-011
  Floodplain:                      Community Panel No. 45063C0163G (February 9,
                                   2000)
                                   Flood Zone X, an area outside the floodplain.
  Zoning:                          ID/RD (Intensive Development/Restrictive
                                   Development)

BUILDING:

  No. of Units:                    215 Units
  Total NRA:                       259,858 Square Feet
  Average Unit Size:               1,209 Square Feet
  Apartment Density:               11.9 units per acre
  Year Built:                      1972

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                                       Market Rent
                           Square  --------------------         Monthly     Annual
   Unit Type               Feet    Per Unit      Per SF         Income      Income
------------------------------------------------------------------------------------
1Br/1Ba - 1A10               858    $570         $0.66         $ 13,680   $  164,160
2BR/2Ba - 2A20             1,158    $620         $0.54         $ 16,740   $  200,880
2BR/2Ba - 2B20             1,200    $640         $0.53         $ 69,120   $  829,440
3Br/2Ba - 3A20             1,400    $715         $0.51         $ 40,040   $  480,480
                                                 -----         --------   ----------
                                                 Total         $139,580   $1,674,960

OCCUPANCY:                 91%
ECONOMIC LIFE:             45 Years
EFFECTIVE AGE:             25 Years

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
QUAIL HOLLOW, WEST COLUMBIA, SOUTH CAROLINA

REMAINING ECONOMIC LIFE:              20 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                              SUBJECT PHOTOGRAPHS

   [PICTURE]                                               [PICTURE]

EXTERIOR - ENTRY                                 EXTERIOR - APARTMENTS BUILDINGS

                                    AREA MAP

                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
QUAIL HOLLOW, WEST COLUMBIA, SOUTH CAROLINA

                                NEIGHBORHOOD MAP

                                     [MAP]

HIGHEST AND BEST USE:
 As Vacant:                         Hold for future multi-family development
 As Improved:                       Continuation as its current use

METHOD OF VALUATION:                In this instance, the Sales Comparison and
                                    Income Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
QUAIL HOLLOW, WEST COLUMBIA, SOUTH CAROLINA

PART TWO - ECONOMIC INDICATORS

                                                         Amount                  $/Unit
                                                         ------                  ------
INCOME CAPITALIZATION APPROACH

DIRECT CAPITALIZATION

Potential Rental Income                                  $1,674,960              $7,791
Effective Gross Income                                   $1,597,764              $7,431
Operating Expenses                                       $714,998                $3,326               44.7% of EGI
Net Operating Income:                                    $818,266                $3,806

Capitalization Rate                                      9.00%
DIRECT CAPITALIZATION VALUE                              $9,100,000 *            $42,326 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                                           10 years
2002 Economic Vacancy                                    11%
Stabilized Vacancy & Collection Loss:                    10%
Lease-up / Stabilization Period                          N/A
Terminal Capitalization Rate                             10.00%
Discount Rate                                            11.50%
Selling Costs                                            2.00%
Growth Rates:
   Income                                                3.00%
   Expenses:                                             3.00%
DISCOUNTED CASH FLOW VALUE                               $9,200,000 *            $42,791 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE                   $9,100,000              $42,326 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:

  Range of Sales $/Unit (Unadjusted)                     $26,136 to $36,985
  Range of Sales $/Unit (Adjusted)                       $41,078 to $43,214
VALUE INDICATION - PRICE PER UNIT                        $9,100,000 *            $42,326 / UNIT

EGIM ANALYSIS
  Range of EGIMs from Improved Sales                     3.94 to 5.79
  Selected EGIM for Subject                              6.00
  Subject's Projected EGI                                $1,597,764
EGIM ANALYSIS CONCLUSION                                 $9,600,000 *            $44,651 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION                         $8,600,000 *            $40,000 / UNIT

RECONCILED SALES COMPARISON VALUE                        $9,100,000              $42,326 / UNIT

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
QUAIL HOLLOW, WEST COLUMBIA, SOUTH CAROLINA

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
  Price Per Unit                                         $9,100,000
  NOI Per Unit                                           $8,600,000
  EGIM Multiplier                                        $9,600,000
INDICATED VALUE BY SALES COMPARISON                      $9,100,000              $42,326 / UNIT

INCOME APPROACH:
  Direct Capitalization Method:                          $9,100,000
  Discounted Cash Flow Method:                           $9,200,000
INDICATED VALUE BY THE INCOME APPROACH                   $9,100,000              $42,326 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:                     $9,100,000              $42,326 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
QUAIL HOLLOW, WEST COLUMBIA, SOUTH CAROLINA

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 2700 Feather Run Trail, West Columbia, Lexington County, South Carolina. West Columbia identifies it as 003627-03-011.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Robert B. Moore on May 21, 2003. Jimmy Pat James, MAI and Frank Fehribach, MAI have not made a personal inspection of the subject property. Robert B. Moore assisted Jimmy Pat James, MAI with the research, valuation analysis and writing the report. Frank Fehribach, MAI reviewed the report and concurs with the value. Frank Fehribach, MAI, Jimmy Pat James, MAI, and Robert B. Moore have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 21, 2003. The date of the report is July 14, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales &

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
QUAIL HOLLOW, WEST COLUMBIA, SOUTH CAROLINA

Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago:
Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

       MARKETING PERIOD:       6 to 12 months
       EXPOSURE PERIOD:        6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in Shelter Properties I, Ltd. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
QUAIL HOLLOW, WEST COLUMBIA, SOUTH CAROLINA

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of West Columbia, South Carolina. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES
East   - Interstate Highway 26
West   - West Columbia/Columbia City Limits
South  - Sunset Boulevard
North  - West Columbia/Columbia City Limits

MAJOR EMPLOYERS

Major employers in the subject's area include Palmetto Health, Blue Cross Blue Shield of South Carolina, Richland School District, SCE&G, UPS, Wachovia Bank, N.A., Branch Banking and Trust Company, School District Five of Lexington and Richland Counties, Santee Cooper, and the City of Columbia. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
QUAIL HOLLOW, WEST COLUMBIA, SOUTH CAROLINA

                               NEIGHBORHOOD DEMOGRAPHICS

                                                   AREA
                                 ------------------------------------------
CATEGORY                         1-Mi. RADIUS   3-Mi. RADIUS   5-Mi. RADIUS     MSA
--------------------------------------------------------------------------------------
POPULATION TRENDS
Current Population                    4,271        50,757       116,790       551,370
5-Year Population                     4,416        51,886       118,331       589,900
% Change CY-5Y                          3.4%          2.2%          1.3%          7.0%
Annual Change CY-5Y                     0.7%          0.4%          0.3%          1.4%

HOUSEHOLDS
Current Households                    1,741        23,993        49,191       211,176
5-Year Projected Households           1,845        25,235        51,488       232,278
% Change CY - 5Y                        6.0%          5.2%          4.7%         10.0%
Annual Change CY-5Y                     1.2%          1.0%          0.9%          2.0%

INCOME TRENDS
Median Household Income            $ 47,079      $ 33,765      $ 33,924      $ 40,596
Per Capita Income                  $ 23,759      $ 21,031      $ 18,660      $ 21,559
Average Household Income           $ 56,952      $ 44,356      $ 44,399      $ 56,291

Source: Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers superior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                    AREA
                                   --------------------------------------
CATEGORY                           1-Mi. RADIUS 3-Mi. RADIUS 5-Mi. RADIUS     MSA
----------------------------------------------------------------------------------
HOUSING TRENDS
% of Households Renting               24.62%       48.87%       43.51%       29.64%
5-Year Projected % Renting            25.23%       49.16%       43.82%       29.06%

% of Households Owning                71.38%       41.73%       48.09%       63.62%
5-Year Projected % Owning             70.86%       41.82%       48.06%       64.71%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
QUAIL HOLLOW, WEST COLUMBIA, SOUTH CAROLINA

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:

North  - Quail Hollow (single-family) residential subdivision
South  - Quail Hollow (single-family) residential subdivision and Lexington
         Medical Center
East   - Interstate Highway 26
West   - Quail Hollow (single-family) residential subdivision

CONCLUSIONS

The subject is well located within the city of West Columbia. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
QUAIL HOLLOW, WEST COLUMBIA, SOUTH CAROLINA

                                MARKET ANALYSIS

The subject property is located in the city of West Columbia in Lexington County. The overall pace of development in the subject's market is more or less decreasing. Within the subject's sub-market, Waterway, Riverbend and Old Mill all have been built within the last four years. These properties are generally superior to the subject due to their age and condition. The following table illustrates historical vacancy rates for the subject's market.

                            HISTORICAL VACANCY RATE

Period                             Region            Submarket
--------------------------------------------------------------
4Q00                                8.4%                8.7%
1Q01                                8.4%                8.5%
4Q01                                9.2%                8.6%
1Q02                                8.7%               11.2%
4Q02                                8.0%                9.3%

Source: Carolinas Real Data

Occupancy trends in the subject's market are stable. Historically speaking, the subject's submarket has underperformed the overall market.

Market rents in the subject's market have been following an increasing trend. The following table illustrates historical rental rates for the subject's market.

                            HISTORICAL AVERAGE RENT

Period                        Region     % Change   Submarket  % Change
-----------------------------------------------------------------------
4Q00                           $595           -       $522          -
1Q01                           $601         1.0%      $528        1.1%
4Q01                           $613         2.0%      $531        0.6%
1Q02                           $619         1.0%      $532        0.2%
4Q02                           $624         0.8%      $546        2.6%

Source: Carolinas Real Data

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
QUAIL HOLLOW, WEST COLUMBIA, SOUTH CAROLINA

                             COMPETITIVE PROPERTIES

  No.          Property Name     Units  Ocpy.  Year Built        Proximity to subject
--------------------------------------------------------------------------------------------
  R-1       Waterway              200    92%      2000      6-miles north of subject
  R-2       Old Mill Apartments   260    84%      2000      6-Miles northwest of the subject
  R-3       Granby Oaks           148    95%      1973      3-miles south of the subject
  R-4       Lexington Place       227    95%      1977      2-miles north
  R-5       Thornhill             180    95%      1999      6-miles northwest of subject
Subject     Quail Hollow          215    91%      1972

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
QUAIL HOLLOW, WEST COLUMBIA, SOUTH CAROLINA

                              PROPERTY DESCRIPTION

SITE ANALYSIS

 Site Area                    18.1 acres, or 788,436 square feet
 Shape                        Irregular
 Topography                   Slightly slope
 Utilities                    All necessary utilities are available to the site.
 Soil Conditions              Stable
 Easements Affecting Site     None other than typical utility easements
 Overall Site Appeal          Good
 Flood Zone:
  Community Panel             45063C0163G, dated February 9, 2000
  Flood Zone                  Zone X
 Zoning                       ID/RD, the subject improvements represent a legal
                              conforming use of the site.

REAL ESTATE TAXES

                      ASSESSED VALUE - 2002
                  ---------------------------    TAX RATE /   PROPERTY
PARCEL NUMBER       LAND    BUILDING    TOTAL    MILL RATE     TAXES
----------------------------------------------------------------------
003627-03-011     $19,780   $400,220   $420,000   0.28059     $117,849

IMPROVEMENT ANALYSIS

 Year Built                   1972
 Number of Units              215
 Net Rentable Area            259,858 Square Feet
 Construction:
  Foundation                  Reinforced concrete slab
  Frame                       Heavy or light wood
  Exterior Walls              Brick or masonry
  Roof                        Single-ply membrane over a wood truss structure
 Project Amenities            Amenities at the subject include a swimming pool,
                              volleyball court, tennis court, barbeque
                              equipment, meeting hall, laundry room, and secured
                              parking.
 Unit Amenities               Individual unit amenities include a balcony,
                              cable TV connection, other, and washer dryer connection. Appliances available in each unit include a refrigerator, stove, dishwasher, water heater, garbage disposal, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
QUAIL HOLLOW, WEST COLUMBIA, SOUTH CAROLINA

Unit Mix:

                                        Unit Area
   Unit Type     Number of Units        (Sq. Ft.)
-------------------------------------------------
1Br/1Ba - 1A10          24                  858
2BR/2Ba - 2A20          27                1,158
2BR/2Ba - 2B20         108                1,200
3Br/2Ba - 3A20          56                1,400



Overall Condition             Average
Effective Age                 25 years
Economic Life                 45 years
Remaining Economic Life       20 years
Deferred Maintenance          None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1972 and consist of a 215-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
QUAIL HOLLOW, WEST COLUMBIA, SOUTH CAROLINA

                            THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
QUAIL HOLLOW, WEST COLUMBIA, SOUTH CAROLINA

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
QUAIL HOLLOW, WEST COLUMBIA, SOUTH CAROLINA

                           SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
QUAIL HOLLOW, WEST COLUMBIA, SOUTH CAROLINA

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                           COMPARABLE                    COMPARABLE
         DESCRIPTION                          SUBJECT                         I - 1                         I - 2
-------------------------------------------------------------------------------------------------------------------------------
  Property Name                   Quail Hollow                     Raintree                      Churchill at St. Andrews
LOCATION:
  Address                         2700 Feather Run Trail           3500 Fernandina Blvd          82 Foxrun Lane

  City, State                     West Columbia, South Carolina    Columbia, SC                  Columbia, SC
  County                          Lexington                        Lexington                     Lexington
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          259,858                          148,380                       148,328
  Year Built                      1972                             1972                          1972
  Number of Units                 215                              138                           132
  Unit Mix:                            Type               Total      Type               Total      Type                Total
                                  1Br/1Ba - 1A10            24     1Br/1Ba                20     1Br/1Ba                 16
                                  2BR/2Ba - 2A20            27     2Br/1.5Ba             100     2Br/2Ba                 76
                                  2BR/2Ba - 2B20           108     1Br/1.5Ba              12     3Br/2Ba                 40
                                  3Br/2Ba - 3A20            56     3Br/2.5Ba               6

  Average Unit Size (SF)          1,209                            1,075                         1,124
  Land Area (Acre)                18.1000                          7.7700                        10.0300
  Density (Units/Acre)            11.9                             17.8                          13.2
  Parking Ratio (Spaces/Unit)     N/A                              N/A                           N/A
  Parking Type (Gr., Cov., etc.)  Open                             Open, Covered                 Open, Covered
CONDITION:                        Good                             Average                       Average
APPEAL:                           Good                             Average                       Fair
AMENITIES:
  Pool/Spa                        Yes/No                           Yes/No                        Yes/No
  Gym Room                        No                               No                            No
  Laundry Room                    Yes                              Yes                           Yes
  Secured Parking                 Yes                              No                            No
  Sport Courts                    Yes                              No                            Yes
  Washer/Dryer Connection         Yes                              Yes                           Yes

OCCUPANCY:                        91%                              91%                           86%
TRANSACTION DATA:
  Sale Date                                                        January, 2002                 June, 2001
  Sale Price ($)                                                   $4,535,000                    $3,450,000
  Grantor                                                          Raintree Garden Associates    Pepper Mill Associates
  Grantee                                                          Fernandina Properties         Churchill St. Andrews L.L.C
  Sale Documentation                                               Book 6944, Page 80            Book 6482, Page 310
  Verification                                                     Lexington County Records      Lexington County Records
  Telephone Number
ESTIMATED PRO-FORMA:                                                Total $     $/Unit  $/SF     Total $     $/Unit    $/SF
  Potential Gross Income                                           $1,015,373   $7,358  $6.84    $973,584    $7,376    $6.56
  Vacancy/Credit Loss                                              $   91,384   $  662  $0.62    $ 97,584    $  739    $0.66
  Effective Gross Income                                           $  923,989   $6,696  $6.23    $876,000    $6,636    $5.91
  Operating Expenses                                               $  483,000   $3,500  $3.26    $462,000    $3,500    $3.11
  Net Operating Income                                             $  440,989   $3,196  $2.97    $414,000    $3,136    $2.79
NOTES:                                                             None                          None

  PRICE PER UNIT                                                              $32,862                       $26,136
  PRICE PER SQUARE FOOT                                                       $ 30.56                        $23.26
  EXPENSE RATIO                                                                  52.3%                         52.7%
  EGIM                                                                           4.91                          3.94
  OVERALL CAP RATE                                                               9.72%                        12.00%
  Cap Rate based on Pro Forma
   or Actual Income?                                                        PRO FORMA                     PRO FORMA

                                          COMPARABLE                     COMPARABLE                    COMPARABLE
         DESCRIPTION                         I - 3                          I - 4                         I - 5
---------------------------------------------------------------------------------------------------------------------------
  Property Name                   Stoneycreek                    St. Andrews                   Woods at Harbison
LOCATION:
  Address                         18 Berry Hill Road             601 St. Andrews Road          100 Fairforest Lane

  City, State                     Columbia, SC                   Columbia, SC                  Columbia, SC
  County                          Lexington                      Lexington                     Richland
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          183,724                        255,650                       142,120
  Year Built                      1969                           1973                          1980
  Number of Units                 196                            224                           124
  Unit Mix:                        Type                 Total     Type                 Total    Type                  Total
                                  1Br/1Ba                 88     1Br/1Ba                 40    1Br/1Ba                  12
                                  2Br/2Ba                108     2Br/2Ba                152    2Br/2Ba                  88
                                                                 3Br/2Ba                 32    3Br/2Ba                  24


  Average Unit Size (SF)          937                            1,141                         1,146
  Land Area (Acre)                10.5700                        16.8600                       9.0000
  Density (Units/Acre)            18.5                           13.3                          13.8
  Parking Ratio (Spaces/Unit)     N/A                            N/A                           N/A
  Parking Type (Gr., Cov., etc.)  Open                           Open                          Open, Covered
CONDITION:                        Average                        Average                       Good
APPEAL:                           Average                        Average                       Good
AMENITIES:
  Pool/Spa                        Yes/No                         Yes/No                        Yes/Yes
  Gym Room                        No                             No                            Yes
  Laundry Room                    Yes                            No                            No
  Secured Parking                 No                             No                            No
  Sport Courts                    No                             Yes                           Yes
  Washer/Dryer Connection         Yes                            Yes                           Yes

OCCUPANCY:                        96%                            90%                           89%
TRANSACTION DATA:
  Sale Date                       February, 01                   September, 2000               March, 2000
  Sale Price ($)                  $7,249,000                     $8,000,000                    $3,700,000
  Grantor                         Intermark Associates           UDR South Carolina Trust      Greenway Partnership
  Grantee                         AHF-Ashton and Stoneycreek,LLC Alliance GT4 LP               Woods at Harbison LP
  Sale Documentation              Book 6191, Page 182            Book 6014, Page 2             Book R0396, Page 722
  Verification                    Lexington County Records       Lexington County Records      Richland County Records
  Telephone Number
ESTIMATED PRO-FORMA:               Total $     $/Unit   $/SF      Total $    $/Unit    $/SF    Total $      $/Unit    $/SF
  Potential Gross Income          $1,318,608   $6,728   $7.18    $1,745,280  $7,791    $6.83   $849,120     $6,848    $5.97
  Vacancy/Credit Loss             $   65,930   $  336   $0.36    $  174,528  $  779    $0.68   $ 84,912     $  685    $0.60
  Effective Gross Income          $1,252,678   $6,391   $6.82    $1,570,752  $7,012    $6.14   $764,208     $6,163    $5.38
  Operating Expenses              $  632,932   $3,229   $3.45    $  785,376  $3,506    $3.07   $409,200     $3,300    $2.88
  Net Operating Income            $  619,746   $3,162   $3.37    $  785,376  $3,506    $3.07   $355,008     $2,863    $2.50
NOTES:                            None                           None                          None

  PRICE PER UNIT                              $36,985                       $35,714                        $29,839
  PRICE PER SQUARE FOOT                       $ 39.46                       $ 31.29                        $ 26.03
  EXPENSE RATIO                                  50.5%                         50.0%                          53.5%
  EGIM                                           5.79                          5.09                           4.84
  OVERALL CAP RATE                               8.55%                         9.82%                          9.59%
  Cap Rate based on Pro Forma
   or Actual Income?                         PRO FORMA                     PRO FORMA                       PRO FORMA

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
QUAIL HOLLOW, WEST COLUMBIA, SOUTH CAROLINA

                               IMPROVED SALES MAP

                                     [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $26,136 to $36,985 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $41,078 to $43,214 per unit with a mean or average adjusted price of $42,262 per unit. The median adjusted price is $42,532 per unit. Based on the following analysis, we have concluded to a value of $42,500 per unit, which results in an "as is" value of $9,100,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
QUAIL HOLLOW, WEST COLUMBIA, SOUTH CAROLINA

SALES ADJUSTMENT GRID

                                                                             COMPARABLE                     COMPARABLE
             DESCRIPTION                      SUBJECT                          I - 1                          I - 2
-------------------------------------------------------------------------------------------------------------------------------
  Property Name                      Quail Hollow                    Raintree                       Churchill at St. Andrews

  Address                            2700 Feather Run Trail          3500 Fernandina Blvd           82 Foxrun Lane

  City                               West Columbia, South Carolina   Columbia, SC                   Columbia, SC
  Sale Date                                                          January, 2002                  June, 2001
  Sale Price ($)                                                     $4,535,000                     $3,450,000
  Net Rentable Area (SF)             259,858                         148,380                        148,328
  Number of Units                    215                             138                            132
  Price Per Unit                                                     $32,862                        $26,136
  Year Built                         1972                            1972                           1972
  Land Area (Acre)                   18.1000                         7.7700                         10.0300
VALUE ADJUSTMENTS                        DESCRIPTION                   DESCRIPTION            ADJ.    DESCRIPTION          ADJ.
  Property Rights Conveyed           Fee Simple Estate               Fee Simple Estate         0%   Fee Simple Estate       0%
  Financing                                                          Cash To Seller            0%   Cash To Seller          0%
  Conditions of Sale                                                 Arm's Length              0%   Arm's Length            0%
  Date of Sale (Time)                                                January, 2002             0%   June, 2001              0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                             $32,862                        $26,136
  Location                                                           Inferior                 10%   Inferior               35%
  Number of Units                    215                             138                       0%   132                     0%
  Quality / Appeal                   Good                            Inferior                 10%   Inferior               10%
  Age / Condition                    1972                            1972 / Average            5%   1972 / Average         10%
  Occupancy at Sale                  91%                             91%                       0%   86%                     5%
  Amenities                          Good                            Comparable                0%   Comparable              0%
  Average Unit Size (SF)             1,209                           1,075                     0%   1,124                   0%
PHYSICAL ADJUSTMENT                                                                           25%                          60%
FINAL ADJUSTED VALUE ($/UNIT)                                                   $41,078                       $41,818

                                             COMPARABLE                     COMPARABLE                   COMPARABLE
             DESCRIPTION                       I - 3                          I - 4                        I - 5
---------------------------------------------------------------------------------------------------------------------------
  Property Name                      Stoneycreek                    St. Andrews                   Woods at Harbison

  Address                            18 Berry Hill Road             601 St. Andrews Road          100 Fairforest Lane

  City                               Columbia, SC                   Columbia, SC                  Columbia, SC
  Sale Date                          February, 01                   September, 2000               March, 2000
  Sale Price ($)                     $7,249,000                     $8,000,000                    $3,700,000
  Net Rentable Area (SF)             183,724                        255,650                       142,120
  Number of Units                    196                            224                           124
  Price Per Unit                     $36,985                        $35,714                       $29,839
  Year Built                         1969                           1973                          1980
  Land Area (Acre)                   10.5700                        16.8600                       9.0000
VALUE ADJUSTMENTS                       DESCRIPTION          ADJ.      DESCRIPTION         ADJ.     DESCRIPTION        ADJ.
  Property Rights Conveyed           Fee Simple Estate        0%    Fee Simple Estate       0%    Fee Simple Estate     0%
  Financing                          Cash To Seller           0%    Cash To Seller          0%    Cash To Seller        0%
  Conditions of Sale                 Arm's Length             0%    Arm's Length            0%    Arm's Length          0%
  Date of Sale (Time)                February, 01             0%    September, 2000        10%    March, 2000          10%
VALUE AFTER TRANS. ADJUST. ($/UNIT)             $36,985                       $39,286                       $32,823
  Location                           Comparable               0%    Comparable              0%    Inferior             30%
  Number of Units                    196                      0%    224                     0%    124                   0%
  Quality / Appeal                   Inferior                10%    Inferior                5%    Comparable            0%
  Age / Condition                    1969 / Average           5%    1973 / Average          5%    1980 / Good           0%
  Occupancy at Sale                  96%                      0%    90%                     0%    89%                   0%
  Amenities                          Comparable               0%    Comparable              0%    Comparable            0%
  Average Unit Size (SF)             937                      0%    1,141                   0%    1,146                 0%
PHYSICAL ADJUSTMENT                                          15%                           10%                         30%
FINAL ADJUSTED VALUE ($/UNIT)                  $42,532                        $43,214                       $42,669

SUMMARY

VALUE RANGE (PER UNIT)                          $41,078 TO $   43,214
MEAN (PER UNIT)                                 $42,262
MEDIAN (PER UNIT)                               $42,532
VALUE CONCLUSION (PER UNIT)                     $42,500

VALUE INDICATED BY SALES COMPARISON APPROACH                                    $9,137,500
ROUNDED                                                                         $9,100,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
QUAIL HOLLOW, WEST COLUMBIA, SOUTH CAROLINA

                            NOI PER UNIT COMPARISON

                        SALE PRICE              NOI/      SUBJECT NOI
COMPARABLE      NO. OF  ----------            --------   --------------  ADJUSTMENT     INDICATED
   NO.          UNITS   PRICE/UNIT     OAR    NOI/UNIT   SUBJ. NOI/UNIT    FACTOR       VALUE/UNIT
--------------------------------------------------------------------------------------------------
I-1              138    $4,535,000    9.72%  $  440,989    $  818,266       1.191       $   39,139
                        $   32,862           $    3,196    $    3,806
I-2              132    $3,450,000   12.00%  $  414,000    $  818,266       1.213       $   31,716
                        $   26,136           $    3,136    $    3,806
I-3              196    $7,249,000    8.55%  $  619,746    $  818,266       1.204       $   44,516
                        $   36,985           $    3,162    $    3,806
I-4              224    $8,000,000    9.82%  $  785,376    $  818,266       1.085       $   38,768
                        $   35,714           $    3,506    $    3,806
I-5              124    $3,700,000    9.59%  $  355,008    $  818,266       1.329       $   39,666
                        $   29,839           $    2,863    $    3,806

                 PRICE/UNIT

  Low         High      Average     Median
-------------------------------------------
$ 31,716    $ 44,516    $ 38,761   $ 39,139

  VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit                   $   40,000
Number of Units                                   215
Value Based on NOI Analysis                $8,600,000
                          Rounded          $8,600,000

The adjusted sales indicate a range of value between $31,716 and $44,516 per unit, with an average of $38,761 per unit. Based on the subject's competitive position within the improved sales, a value of $40,000 per unit is estimated. This indicates an "as is" market value of $8,600,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
QUAIL HOLLOW, WEST COLUMBIA, SOUTH CAROLINA

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                     SALE PRICE
COMPARABLE   NO. OF  ----------    EFFECTIVE   OPERATING               SUBJECT
   NO.       UNITS   PRICE/UNIT  GROSS INCOME   EXPENSE      OER    PROJECTED OER   EGIM
----------------------------------------------------------------------------------------
  I-1         138    $4,535,000   $  923,989   $  483,000   52.27%                  4.91
                     $   32,862

  I-2         132    $3,450,000   $  876,000   $  462,000   52.74%                  3.94
                     $   26,136

  I-3         196    $7,249,000   $1,252,678   $  632,932   50.53%                  5.79
                                                                        44.75%
                     $   36,985
  I-4         224    $8,000,000   $1,570,752   $  785,376   50.00%                  5.09
                     $   35,714

  I-5         124    $3,700,000   $  764,208   $  409,200   53.55%                  4.84
                     $   29,839

                                      EGIM

Low             High            Average           Median
3.94            5.79             4.91              4.91

               VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                                               6.00
Subject EGI                                           $1,597,764
Value Based on EGIM Analysis                          $9,586,584
                                  Rounded             $9,600,000
             Value Per Unit                           $   44,651


There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 44.75% before reserves. The comparable sales indicate a range of expense ratios from 50.00% to 53.55%, while their EGIMs range from 3.94 to 5.79. Overall, we conclude to an EGIM of 6.00, which results in an "as is" value estimate in the EGIM Analysis of $9,600,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $9,100,000.

Price Per Unit                         $9,100,000
NOI Per Unit                           $8,600,000
EGIM Analysis                          $9,600,000

Sales Comparison Conclusion            $9,100,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
QUAIL HOLLOW, WEST COLUMBIA, SOUTH CAROLINA

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
QUAIL HOLLOW, WEST COLUMBIA, SOUTH CAROLINA

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

              SUMMARY OF ACTUAL AVERAGE RENTS

                                    Average
                   Unit Area  ------------------
   Unit Type       (Sq. Ft.)  Per Unit    Per SF  % Occupied
------------------------------------------------------------
1Br/1Ba - 1A10        858        $537   $   0.63      95.8%
2BR/2Ba - 2A20       1158        $574   $   0.50      92.6%
2BR/2Ba - 2B20       1200        $582   $   0.49      90.7%
3Br/2Ba - 3A20       1400        $671   $   0.48      89.3%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
QUAIL HOLLOW, WEST COLUMBIA, SOUTH CAROLINA

                                 RENT ANALYSIS

                                                                                COMPARABLE RENTS
                                                                 ----------------------------------------------------
                                                                   R-1       R-2         R-3      R-4         R-5
                                                                 ----------------------------------------------------
                                                                            Old Mill    Granby   Lexington
                                                                 Waterway  Apartments    Oaks      Place    Thornhill
                                                                 ----------------------------------------------------
                                            SUBJECT    SUBJECT                   COMPARISON TO SUBJECT
                             SUBJECT UNIT   ACTUAL     ASKING    ----------------------------------------------------
       DESCRIPTION               TYPE        RENT       RENT     Superior   Superior   Similar    Similar   Superior
---------------------------------------------------------------------------------------------------------------------
Monthly Rent                 1BR/1BA-1A10   $  537     $  569     $  635     $  705     $  550     $  455     $  675
Unit Area (SF)                                 858        858        798        747        732        700        841
Monthly Rent Per Sq. Ft.                    $ 0.63     $ 0.66     $ 0.80     $ 0.94     $ 0.75     $ 0.65     $ 0.80

Monthly Rent                 2BR/2BA-2A20   $  574     $  604     $  798     $  853     $  680     $  555     $  790
Unit Area (SF)                               1,158      1,158      1,105      1,106      1,048      1,142      1,177
Monthly Rent Per Sq. Ft.                    $ 0.50     $ 0.52     $ 0.72     $ 0.77     $ 0.65     $ 0.49     $ 0.67

Monthly Rent                 2BR/2BA-2B20   $  582     $  639                                                 $  750
Unit Area (SF)                               1,200      1,200                                                  1,022
Monthly Rent Per Sq. Ft.                    $ 0.49     $ 0.53                                                 $ 0.73

Monthly Rent                 3BR/2BA-3A20   $  671     $  719                $1,005     $  760     $  655     $  925
Unit Area (SF)                               1,400      1,400                 1,337      1,298      1,300      1,402
Monthly Rent Per Sq. Ft.                    $ 0.48     $ 0.51                $ 0.75     $ 0.59     $ 0.50     $ 0.66

       DESCRIPTION                   MIN       MAX      MEDIAN    AVERAGE
--------------------------------------------------------------------------
Monthly Rent                        $  455    $  705     $  635     $  604
Unit Area (SF)                         700       841        747        764
Monthly Rent Per Sq. Ft.            $ 0.65    $ 0.94     $ 0.80     $ 0.79

Monthly Rent                        $  555    $  853     $  790     $  735
Unit Area (SF)                       1,048     1,177      1,106      1,115
Monthly Rent Per Sq. Ft.            $ 0.49    $ 0.77     $ 0.67     $ 0.66

Monthly Rent                        $  750    $  750     $  750     $  750
Unit Area (SF)                       1,022     1,022      1,022      1,022
Monthly Rent Per Sq. Ft.            $ 0.73    $ 0.73     $ 0.73     $ 0.73

Monthly Rent                        $  655    $1,005     $  843     $  836
Unit Area (SF)                       1,298     1,402      1,319      1,334
Monthly Rent Per Sq. Ft.            $ 0.50    $ 0.75     $ 0.62     $ 0.63

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                                     Market Rent
                                   Unit Area     ------------------  Monthly       Annual
  Unit Type      Number of Units   (Sq. Ft.)     Per Unit    Per SF  Income        Income
------------------------------------------------------------------------------------------
1Br/1Ba - 1A10         24              858         $570      $0.66   $ 13,680     $  164,160
2BR/2Ba - 2A20         27            1,158         $620      $0.54   $ 16,740     $  200,880
2BR/2Ba - 2B20        108            1,200         $640      $0.53   $ 69,120     $  829,440
3Br/2Ba - 3A20         56            1,400         $715      $0.51   $ 40,040     $  480,480
                                                                     --------     ----------
                                                             Total   $139,580     $1,674,960

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
QUAIL HOLLOW, WEST COLUMBIA, SOUTH CAROLINA

SUMMARY OF HISTORICAL INCOME & EXPENSES

                                FISCAL YEAR       2000        FISCAL YEAR       2001        FISCAL YEAR       2002
                               -------------------------     -------------------------     -------------------------
                                         ACTUAL                        ACTUAL                        ACTUAL
                               -------------------------------------------------------------------------------------
    DESCRIPTION                  TOTAL         PER UNIT        TOTAL         PER UNIT        TOTAL         PER UNIT
--------------------------------------------------------------------------------------------------------------------
Revenues
  Rental Income                $1,516,823     $    7,055     $1,571,629     $    7,310     $1,571,454     $    7,309

  Vacancy                      $   99,310     $      462     $  100,508     $      467     $  158,425     $      737
  Credit Loss/Concessions      $   32,686     $      152     $   22,155     $      103     $   12,865     $       60
    Subtotal                   $  131,996     $      614     $  122,663     $      571     $  171,290     $      797

  Laundry Income               $        0     $        0     $        0     $        0     $        0     $        0
  Garage Revenue               $        0     $        0     $        0     $        0     $        0     $        0
  Other Misc. Revenue          $   44,073     $      205     $   89,840     $      418     $   87,376     $      406
    Subtotal Other Income      $   44,073     $      205     $   89,840     $      418     $   87,376     $      406

Effective Gross Income         $1,428,900     $    6,646     $1,538,806     $    7,157     $1,487,540     $    6,919

Operating Expenses
  Taxes                        $   72,175     $      336     $  115,972     $      539     $  125,930     $      586
  Insurance                    $   29,980     $      139     $   41,606     $      194     $   43,473     $      202
  Utilities                    $  103,844     $      483     $  104,613     $      487     $  116,467     $      542
  Repair & Maintenance         $  108,128     $      503     $   97,939     $      456     $  118,675     $      552
  Cleaning                     $        0     $        0     $        0     $        0     $        0     $        0
  Landscaping                  $        0     $        0     $        0     $        0     $        0     $        0
  Security                     $        0     $        0     $        0     $        0     $        0     $        0
  Marketing & Leasing          $   14,889     $       69     $   19,145     $       89     $   13,398     $       62
  General Administrative       $  182,713     $      850     $  178,166     $      829     $  157,954     $      735
  Management                   $   72,871     $      339     $   81,335     $      378     $   74,980     $      349
  Miscellaneous                $        0     $        0     $        0     $        0     $        0     $        0

Total Operating Expenses       $  584,600     $    2,719     $  638,776     $    2,971     $  650,877     $    3,027

  Reserves                     $        0     $        0     $        0     $        0     $        0     $        0

Net Income                     $  844,300     $    3,927     $  900,030     $    4,186     $  836,663     $    3,891

                                FISCAL YEAR       2003        ANNUALIZED        2003
                               -------------------------     -------------------------
                                   MANAGEMENT BUDGET               PROJECTION                          AAA PROJECTION
                               -------------------------------------------------------------------------------------------------
    DESCRIPTION                  TOTAL          PER UNIT       TOTAL        PER UNIT        TOTAL          PER UNIT          %
--------------------------------------------------------------------------------------------------------------------------------
Revenues
  Rental Income                $1,585,611     $    7,375     $1,569,276     $    7,299     $1,674,960     $    7,791       100.0%

  Vacancy                      $   90,000     $      419     $  142,916     $      665     $  133,997     $      623         8.0%
  Credit Loss/Concessions      $   37,400     $      174     $   93,404     $      434     $   33,499     $      156         2.0%
    Subtotal                   $  127,400     $      593     $  236,320     $    1,099     $  167,496     $      779        10.0%

  Laundry Income               $        0     $        0     $        0     $        0     $        0     $        0         0.0%
  Garage Revenue               $        0     $        0     $        0     $        0     $        0     $        0         0.0%
  Other Misc. Revenue          $   92,450     $      430     $  165,044     $      768     $   90,300     $      420         5.4%
    Subtotal Other Income      $   92,450     $      430     $  165,044     $      768     $   90,300     $      420         5.4%

Effective Gross Income         $1,550,661     $    7,212     $1,498,000     $    6,967     $1,597,764     $    7,431       100.0%

Operating Expenses
  Taxes                        $  148,657     $      691     $  148,876     $      692     $  148,780     $      692         9.3%
  Insurance                    $   47,304     $      220     $   46,008     $      214     $   47,300     $      220         3.0%
  Utilities                    $  117,501     $      547     $  114,508     $      533     $  118,250     $      550         7.4%
  Repair & Maintenance         $  125,300     $      583     $  102,892     $      479     $  119,970     $      558         7.5%
  Cleaning                     $        0     $        0     $        0     $        0     $        0     $        0         0.0%
  Landscaping                  $        0     $        0     $        0     $        0     $        0     $        0         0.0%
  Security                     $        0     $        0     $        0     $        0     $        0     $        0         0.0%
  Marketing & Leasing          $   19,500     $       91     $   17,692     $       82     $   18,060     $       84         1.1%
  General Administrative       $  157,382     $      732     $  199,432     $      928     $  182,750     $      850        11.4%
  Management                   $   77,529     $      361     $   75,764     $      352     $   79,888     $      372         5.0%
  Miscellaneous                $        0     $        0     $        0     $        0     $        0     $        0         0.0%

Total Operating Expenses       $  693,173     $    3,224     $  705,172     $    3,280     $  714,998     $    3,326        44.7%

  Reserves                     $        0     $        0     $        0     $        0     $   64,500     $      300         9.0%

Net Income                     $  857,488     $    3,988     $  792,828     $    3,688     $  818,266     $    3,806        51.2%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 10% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
QUAIL HOLLOW, WEST COLUMBIA, SOUTH CAROLINA

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $300 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $300 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                           NATIONAL APARTMENT MARKET

                              CAPITALIZATION RATES
------------------------------------------------------------------------
                 GOING-IN                            TERMINAL
------------------------------------------------------------------------
            LOW            HIGH             LOW                     HIGH
------------------------------------------------------------------------
RANGE      6.00%          10.00%           7.00%                   10.00%
AVERAGE           8.14%                                8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
QUAIL HOLLOW, WEST COLUMBIA, SOUTH CAROLINA

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.        SALE DATE                  OCCUP.             PRICE/UNIT                  OAR
-----------------------------------------------------------------------------------------------
I-1            January, 2002                 91%                $32,862                    9.72%
I-2             June, 2001                   86%                $26,136                   12.00%
I-3             February, 01                 96%                $36,985                    8.55%
I-4           September, 2000                90%                $35,714                    9.82%
I-5             March, 2000                  89%                $29,839                    9.59%
                                                                     High                 12.00%
                                                                      Low                  8.55%
                                                                  Average                  9.94%

Based on this information, we have concluded the subject's overall capitalization rate should be 9.00%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 10.00%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 11.50%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 11.50% indicates a value of $9,200,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
QUAIL HOLLOW, WEST COLUMBIA, SOUTH CAROLINA

approximately 39% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
QUAIL HOLLOW, WEST COLUMBIA, SOUTH CAROLINA

DISCOUNTED CASH FLOW ANALYSIS

                                  QUAIL HOLLOW

                YEAR                    APR-2004        APR-2005        APR-2006        APR-2007        APR-2008        APR-2009
            FISCAL YEAR                    1               2               3                4              5               6
---------------------------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                            $1,674,960      $1,725,209      $1,776,965      $1,830,274      $1,885,182      $1,941,738

  Vacancy                              $  133,997      $  138,017      $  142,157      $  146,422      $  150,815      $  155,339
  Credit Loss                          $   33,499      $   34,504      $   35,539      $   36,605      $   37,704      $   38,835
  Concessions                          $        0      $        0      $        0      $        0      $        0      $        0
                                       ------------------------------------------------------------------------------------------
    Subtotal                           $  167,496      $  172,521      $  177,697      $  183,027      $  188,518      $  194,174

  Laundry Income                       $        0      $        0      $        0      $        0      $        0      $        0
  Garage Revenue                       $        0      $        0      $        0      $        0      $        0      $        0
  Other Misc. Revenue                  $   90,300      $   93,009      $   95,799      $   98,673      $  101,633      $  104,682
                                       ------------------------------------------------------------------------------------------
      Subtotal Other Income            $   90,300      $   93,009      $   95,799      $   98,673      $  101,633      $  104,682
                                       ------------------------------------------------------------------------------------------
EFFECTIVE GROSS INCOME                 $1,597,764      $1,645,697      $1,695,068      $1,745,920      $1,798,297      $1,852,246

OPERATING EXPENSES:
  Taxes                                $  148,780      $  153,243      $  157,841      $  162,576      $  167,453      $  172,477
  Insurance                            $   47,300      $   48,719      $   50,181      $   51,686      $   53,237      $   54,834
  Utilities                            $  118,250      $  121,798      $  125,451      $  129,215      $  133,091      $  137,084
  Repair & Maintenance                 $  119,970      $  123,569      $  127,276      $  131,094      $  135,027      $  139,078
  Cleaning                             $        0      $        0      $        0      $        0      $        0      $        0
  Landscaping                          $        0      $        0      $        0      $        0      $        0      $        0
  Security                             $        0      $        0      $        0      $        0      $        0      $        0
  Marketing & Leasing                  $   18,060      $   18,602      $   19,160      $   19,735      $   20,327      $   20,936
  General Administrative               $  182,750      $  188,233      $  193,879      $  199,696      $  205,687      $  211,857
  Management                           $   79,888      $   82,285      $   84,753      $   87,296      $   89,915      $   92,612
  Miscellaneous                        $        0      $        0      $        0      $        0      $        0      $        0
                                       ------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES               $  714,998      $  736,448      $  758,542      $  781,298      $  804,737      $  828,879

  Reserves                             $   64,500      $   66,435      $   68,428      $   70,481      $   72,595      $   74,773
                                       ------------------------------------------------------------------------------------------
NET OPERATING INCOME                   $  818,266      $  842,814      $  868,098      $  894,141      $  920,965      $  948,594
                                       ==========================================================================================

  Operating Expense Ratio (% of EGI)         44.7%           44.7%           44.7%           44.7%           44.7%           44.7%
  Operating Expense Per Unit           $    3,326      $    3,425      $    3,528      $    3,634      $    3,743      $    3,855

                YEAR                    APR-2010        APR-2011        APR-2012        APR-2013        APR-2014
            FISCAL YEAR                    7               8               9               10              11
-----------------------------------------------------------------------------------------------------------------
REVENUE

  Base Rent                            $1,999,990      $2,059,990      $2,121,789      $2,185,443      $2,251,006
  Vacancy                              $  159,999      $  164,799      $  169,743      $  174,835      $  180,080
  Credit Loss                          $   40,000      $   41,200      $   42,436      $   43,709      $   45,020
  Concessions                          $        0      $        0      $        0      $        0      $        0
                                       --------------------------------------------------------------------------
    Subtotal                           $  199,999      $  205,999      $  212,179      $  218,544      $  225,101

  Laundry Income                       $        0      $        0      $        0      $        0      $        0
  Garage Revenue                       $        0      $        0      $        0      $        0      $        0
  Other Misc. Revenue                  $  107,823      $  111,058      $  114,389      $  117,821      $  121,356
                                       --------------------------------------------------------------------------
      Subtotal Other Income            $  107,823      $  111,058      $  114,389      $  117,821      $  121,356
                                       --------------------------------------------------------------------------
EFFECTIVE GROSS INCOME                 $1,907,814      $1,965,048      $2,024,000      $2,084,720      $2,147,261

OPERATING EXPENSES:
  Taxes                                $  177,651      $  182,981      $  188,470      $  194,124      $  199,948
  Insurance                            $   56,479      $   58,173      $   59,918      $   61,716      $   63,567
  Utilities                            $  141,197      $  145,433      $  149,796      $  154,289      $  158,918
  Repair & Maintenance                 $  143,250      $  147,548      $  151,974      $  156,534      $  161,230
  Cleaning                             $        0      $        0      $        0      $        0      $        0
  Landscaping                          $        0      $        0      $        0      $        0      $        0
  Security                             $        0      $        0      $        0      $        0      $        0
  Marketing & Leasing                  $   21,565      $   22,212      $   22,878      $   23,564      $   24,271
  General Administrative               $  218,213      $  224,759      $  231,502      $  238,447      $  245,601
  Management                           $   95,391      $   98,252      $  101,200      $  104,236      $  107,363
  Miscellaneous                        $        0      $        0      $        0      $        0      $        0
                                       --------------------------------------------------------------------------
TOTAL OPERATING EXPENSES               $  853,745      $  879,358      $  905,738      $  932,910      $  960,898

  Reserves                             $   77,016      $   79,327      $   81,707      $   84,158      $   86,683
                                       --------------------------------------------------------------------------
NET OPERATING INCOME                   $  977,052      $1,006,364      $1,036,555      $1,067,651      $1,099,681
                                       ==========================================================================

  Operating Expense Ratio (% of EGI)         44.7%           44.7%           44.7%           44.7%           44.7%
  Operating Expense Per Unit           $    3,971      $    4,090      $    4,213      $    4,339      $    4,469

Estimated Stabilized NOI               $818,266    Sales Expense Rate       2.00%
Months to Stabilized                          1    Discount Rate           11.50%
Stabilized Occupancy                       92.0%   Terminal Cap Rate       10.00%

Gross Residual Sale Price      $10,996,808                  Deferred Maintenance            $        0
  Less: Sales Expense          $   219,936                  Add: Excess Land                $        0
                               -----------                  Other Adjustments               $        0
Net Residual Sale Price        $10,776,872                                                  ----------
                                                            Value Indicated By "DCF"        $9,231,266
PV of Reversion                $ 3,628,641                                  Rounded         $9,200,000
Add: NPV of NOI                $ 5,602,625
                               -----------
PV Total                       $ 9,231,266

                         "DCF" VALUE SENSITIVITY TABLE

                                                        DISCOUNT RATE
----------------------------------------------------------------------------------------------------------------------
TOTAL VALUE                               11.00%           11.25%               11.50%          11.75%        12.00%
----------------------------------------------------------------------------------------------------------------------
                         9.50%         $9,731,309           $9,575,087        $9,422,247      $9,272,704    $9,126,376
TERMINAL CAP RATE        9.75%         $9,628,868           $9,474,925        $9,324,308      $9,176,934    $9,032,723
                        10.00%         $9,531,548           $9,379,771        $9,231,266      $9,085,953    $8,943,752
                        10.25%         $9,438,977           $9,289,258        $9,142,763      $8,999,410    $8,859,121
                        10.50%         $9,350,813           $9,203,056        $9,058,474      $8,916,987    $8,778,520

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
QUAIL HOLLOW, WEST COLUMBIA, SOUTH CAROLINA

INCOME LOSS DURING LEASE-UP

The subject is currently near or at a stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Concessions have historically not been utilized at the subject property or in the subject's market. Therefore, no adjustment was included for concessions.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 9.00% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
QUAIL HOLLOW, WEST COLUMBIA, SOUTH CAROLINA

                                  QUAIL HOLLOW

                                                       TOTAL           PER SQ. FT.   PER UNIT          % OF EGI
---------------------------------------------------------------------------------------------------------------
REVENUE
   Base Rent                                         $1,674,960      $        6.45   $    7,791

   Less: Vacancy & Collection Loss     10.00%        $  167,496      $        0.64   $      779

   Plus: Other Income
     Laundry Income                                  $        0      $        0.00   $        0           0.00%
     Garage Revenue                                  $        0      $        0.00   $        0           0.00%
     Other Misc. Revenue                             $   90,300      $        0.35   $      420           5.65%
                                                     ---------------------------------------------------------
       Subtotal Other Income                         $   90,300      $        0.35   $      420           5.65%

EFFECTIVE GROSS INCOME                               $1,597,764      $        6.15   $    7,431

OPERATING EXPENSES:
   Taxes                                             $  148,780      $        0.57   $      692           9.31%
   Insurance                                         $   47,300      $        0.18   $      220           2.96%
   Utilities                                         $  118,250      $        0.46   $      550           7.40%
   Repair & Maintenance                              $  119,970      $        0.46   $      558           7.51%
   Cleaning                                          $        0      $        0.00   $        0           0.00%
   Landscaping                                       $        0      $        0.00   $        0           0.00%
   Security                                          $        0      $        0.00   $        0           0.00%
   Marketing & Leasing                               $   18,060      $        0.07   $       84           1.13%
   General Administrative                            $  182,750      $        0.70   $      850          11.44%
   Management                           5.00%        $   79,888      $        0.31   $      372           5.00%
   Miscellaneous                                     $        0      $        0.00   $        0           0.00%

TOTAL OPERATING EXPENSES                             $  714,998      $        2.75   $    3,326          44.75%

   Reserves                                          $   64,500      $        0.25   $      300           4.04%
                                                     ---------------------------------------------------------
NET OPERATING INCOME                                 $  818,266      $        3.15   $    3,806          51.21%
                                                     =========================================================
   "GOING IN" CAPITALIZATION RATE                          9.00%

   VALUE INDICATION                                  $9,091,842      $       34.99   $   42,288

   "AS IS" VALUE INDICATION
     (DIRECT CAPITALIZATION APPROACH)                $9,091,842

                      ROUNDED                        $9,100,000      $       35.02   $   42,326

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
QUAIL HOLLOW, WEST COLUMBIA, SOUTH CAROLINA

                 DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE              VALUE            ROUNDED      $/UNIT     $/SF
--------------------------------------------------------------------
  8.25%            $9,918,373         $9,900,000    $46,047   $38.10
  8.50%            $9,626,656         $9,600,000    $44,651   $36.94
  8.75%            $9,351,609         $9,400,000    $43,721   $36.17
  9.00%            $9,091,842         $9,100,000    $42,326   $35.02
  9.25%            $8,846,117         $8,800,000    $40,930   $33.86
  9.50%            $8,613,324         $8,600,000    $40,000   $33.09
  9.75%            $8,392,470         $8,400,000    $39,070   $32.33

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $9,100,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis         $9,200,000
Direct Capitalization Method          $9,100,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $9,100,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 37
QUAIL HOLLOW, WEST COLUMBIA, SOUTH CAROLINA

                         RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                     Not Utilized
Sales Comparison Approach          $ 9,100,000
Income Approach                    $ 9,100,000
Reconciled Value                   $ 9,100,000

The Income Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 21, 2003 the market value of the fee simple estate in the property is:

                                   $9,100,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
QUAIL HOLLOW, WEST COLUMBIA, SOUTH CAROLINA

                                    ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
QUAIL HOLLOW, WEST COLUMBIA, SOUTH CAROLINA

                                   EXHIBIT A
                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
QUAIL HOLLOW, WEST COLUMBIA, SOUTH CAROLINA

                              SUBJECT PHOTOGRAPHS

           [PICTURE]                                      [PICTURE]

       EXTERIOR - ENTRY                          EXTERIOR - APARTMENTS BUILDINGS

           [PICTURE]                                      [PICTURE]

      EXTERIOR - OFFICE/CLUB/POOL                      INTERIOR - KITCHEN

           [PICTURE]                                      [PICTURE]

EXTERIOR - TENNIS COURT/PLAYGROUND AREA         EXTERIOR - TOWNHOUSE STYLE UNITS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
QUAIL HOLLOW, WEST COLUMBIA, SOUTH CAROLINA

                              SUBJECT PHOTOGRAPHS

         [PICTURE]                                       [PICTURE]

EXTERIOR - PARKING/LANDSCAPING                INTERIOR - CLUBHOUSE MEETING SPACE

         [PICTURE]                                        [PICTURE]

  INTERIOR - APARTMENT UNIT                        INTERIOR - APARTMENT UNIT

          [PICTURE]                                       [PICTURE]

   INTERIOR - TYPICAL BATH                          INTERIOR - LAUNDRY ROOM

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
QUAIL HOLLOW, WEST COLUMBIA, SOUTH CAROLINA

                                   EXHIBIT B
                          SUMMARY OF RENT COMPARABLES
                         AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
QUAIL HOLLOW, WEST COLUMBIA, SOUTH CAROLINA

                   PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

   COMPARABLE I-1                  COMPARABLE I-2            COMPARABLE I-3
      RAINTREE               CHURCHILL AT ST. ANDREWS         STONEYCREEK
3500 Fernandina Blvd               82 Foxrun Lane          18 Berry Hill Road
    Columbia, SC                   Columbia, SC              Columbia, SC

     [PICTURE]                      [PICTURE]                 [PICTURE]

    COMPARABLE I-4                 COMPARABLE I-5
     ST. ANDREWS                 WOODS AT HARBISON
 601 St. Andrews Road           100 Fairforest Lane
    Columbia, SC                   Columbia, SC

     [PICTURE]                      [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
QUAIL HOLLOW, WEST COLUMBIA, SOUTH CAROLINA

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                                    COMPARABLE
           DESCRIPTION                              SUBJECT                                           R - 1
------------------------------------------------------------------------------------------------------------------------------------
  Property Name                   Quail Hollow                                      Waterway
  Management Company              AIMCO                                             Tristar Management
LOCATION:
  Address                         2700 Feather Run Trail                            121 Northpointe Drive
  City, State                     West Columbia, South Carolina                     Lexington, South Carolina
  County                          Lexington                                         Lexington
  Proximity to Subject                                                              6-miles north of subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          259,858                                           200,960
  Year Built                      1972                                              2000
  Effective Age                   25                                                3
  Building Structure Type         Brick & wood siding walls; asphalt shingle roof   Brick & wood siding walls; asphalt shingle roof
  Parking Type (Gr., Cov., etc.)  Open                                              Open
  Number of Units                 215                                               200
  Unit Mix:                             Type              Unit    Qty.   Mo. Rent        Type                Unit     Qty.     Mo.
                                  1 1Br/1Ba - 1A10          858    24      $537     1 1BD/1BH                  798     72     $635
                                  2 2BR/2Ba - 2A20        1,158    27      $574     2 2BD/2BH Type 1         1,042     48     $755
                                  3 2BR/2Ba - 2B20        1,200   108      $582     2 2BD/2BH - Type 2       1,149     72     $810
                                  4 3Br/2Ba - 3A20        1,400    56      $671     2 2BD/2BH - Type 2       1,086      8     $945


  Average Unit Size (SF)          1,209                                             994
  Unit Breakdown:                   Efficiency         0%   2-Bedroom        39%      Efficiency         0%    2-Bedroom        38%
                                    1-Bedroom         61%   3-Bedroom         0%      1-Bedroom         31%    3-Bedroom         0%
CONDITION:                        Good                                              Very Good
APPEAL:                           Average                                           Very Good
AMENITIES:
  Unit Amenities                         Attach. Garage        Vaulted Ceiling           Attach. Garage          Vaulted Ceiling
                                    X    Balcony            X  W/D Connect.           X  Balcony              X   W/D Connect.
                                         Fireplace          X  Other                     Fireplace            X   Other
                                    X    Cable TV Ready                               X  Cable TV Ready       Washer/Dryer/Storage
  Project Amenities                 X    Swimming Pool                                X  Swimming Pool
                                         Spa/Jacuzzi           Car Wash                  Spa/Jacuzzi              Car Wash
                                         Basketball Court   X  BBQ Equipment             Basketball Court     X   BBQ Equipment
                                    X    Volleyball Court      Theater Room           X  Volleyball Court         Theater Room
                                         Sand Volley Ball   X  Meeting Hall              Sand Volley Ball     X   Meeting Hall
                                    X    Tennis Court       X  Secured Parking        X  Tennis Court             Secured Parking
                                         Racquet Ball       X  Laundry Room              Racquet Ball         X   Laundry Room
                                         Jogging Track         Business Office           Jogging Track        X   Business Office
                                         Gym Room                                     X  Gym Room

OCCUPANCY:                        91%                                               92%
LEASING DATA:
  Available Leasing Terms         6 to 15 Months                                    N/A
  Concessions                     None                                              None
  Pet Deposit                     $300 - $500                                       $300
  Utilities Paid by Tenant:              Electric              Natural Gas               Electric                 Natural Gas
                                         Water                 Trash                X    Water                    Trash
  Confirmation                    May 21, 2003; Apartment staff                     May 21, 2003; Apartment staff
  Telephone Number                (803) 794-6025                                    (803) 951-2025
NOTES:                                                                              None

  COMPARISON TO SUBJECT:                                                            Superior

                                                  COMPARABLE                                        COMPARABLE
           DESCRIPTION                              R - 2                                            R - 3
----------------------------------------------------------------------------------------------------------------------------------
  Property Name                   Old Mill Apartments                              Granby Oaks
  Management Company              Ultima Holdings                                  Easlan Management
LOCATION:
  Address                         809 East Main Street                             800 State Street
  City, State                     Lexington, South Carolina                        West Columbia, South Carolina
  County                          Lexington                                        Lexington
  Proximity to Subject            6-Miles northwest of the subject                 3-miles south of the subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          264,266                                          152,464
  Year Built                      2000                                             1973
  Effective Age                   3                                                15
  Building Structure Type         Brick & wood siding walls; asphalt shingle roof  Brick; asphalt shingle roof
  Parking Type (Gr., Cov., etc.)  Garages and open                                 Open
  Number of Units                 260                                              148
  Unit Mix:                                 Type             Unit    Qty.   Mo.        Type               Unit    Qty.       Mo.
                                  1   1Bd/1Ba (Saluda)         716    44  $  695   1  1BD/1BH              732    40       $550
                                  1   1Bd/1Ba (Whaley)         780    42  $  715   2  2BD/1BH            1,048    68       $680
                                  2   2Bd/2 Ba (Olympia)     1,058    64  $  845   4  3BD/1BH            1,298    40       $760
                                  2   2 Bd/2 Ba (Granby)     1,145    77  $  860
                                  4   3 Bd/2 Ba (Martel)     1,337    33  $1,005
  Average Unit Size (SF)          1,016                                            1,030
  Unit Breakdown:                     Efficiency         0%    2-Bedroom      54%     Efficiency     0%    2-Bedroom         46%
                                      1-Bedroom         33%    3-Bedroom      13%     1-Bedroom     27%    3-Bedroom         27%
CONDITION:                        Good                                             Good
APPEAL:                           Good                                             Average
AMENITIES:
  Unit Amenities                      X  Attach. Garage        X  Vaulted Ceiling     Attach. Garage          Vaulted
                                                                                                              Ceiling
                                      X  Balcony               X  W/D Connect.        X  Balcony           X  W/D Connect.
                                      X  Fireplace             X  Other                  Fireplace         X  Other
                                      X  Cable TV Ready           Ceiling fans/WD        Cable TV Ready    Storage/Courtesy Ofcr.
                                                                  units
  Project Amenities                   X  Swimming Pool                                X  Swimming Pool
                                         Spa/Jacuzzi              Car Wash               Spa/Jacuzzi          Car Wash
                                         Basketball Court         BBQ Equipment          Basketball Court  X  BBQ Equipment
                                         Volleyball Court         Theater Room           Volleyball Court     Theater Room
                                         Sand Volley Ball      X  Meeting Hall           Sand Volley Ball  X  Meeting Hall
                                      X  Tennis Court          X  Secured Parking        Tennis Court         Secured Parking
                                         Racquet Ball          X  Laundry Room           Racquet Ball      X  Laundry Room
                                         Jogging Track         X  Business Office        Jogging Track     X  Business Office
                                      X  Gym Room                                        Gym Room
OCCUPANCY:                        84%                                              95%
LEASING DATA:
  Available Leasing Terms         6 to 15 Months                                   6 to 15 Months
  Concessions                     1 - 1 1/2 Months Free                            None.
  Pet Deposit                     $300 - $500                                      $250
  Utilities Paid by Tenant:              Electric                 Natural Gas            Electric             Natural Gas
                                      X  Water                    Trash             X    Water                Trash
  Confirmation                    May 21, 2003; Apartment Staff                    May 21, 2003; Apartment staff
  Telephone Number                (803) 996-2500                                   (972)234-1231
NOTES:                            None

  COMPARISON TO SUBJECT:          Superior                                         Similar

                                                  COMPARABLE                                       COMPARABLE
           DESCRIPTION                              R - 4                                            R - 5
---------------------------------------------------------------------------------------------------------------------------
  Property Name                   Lexington Place                                  Thornhill
  Management Company              Southern Development                             Companion Associates
LOCATION:
  Address                         901 Rob Roy Court                                5470 Augusta Road
  City, State                     West Columbia, South Carolina                    Lexington, South Carolina
  County                          Lexington                                        Lexington
  Proximity to Subject            2-miles north                                    6-miles northwest of subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          242,758                                          299,920
  Year Built                      1977                                             1999
  Effective Age                   7                                                4
  Building Structure Type         Brick & wood siding walls; asphalt shingle roof  Wood siding walls; asphalt shingle roof
  Parking Type (Gr., Cov., etc.)  Open                                             Open
  Number of Units                 227                                              180
  Unit Mix:                           Type                Unit    Qty.        Mo.      Type             Unit    Qty.   Mo.
                                  1  1BD/1BH               700    48        $455   1  1BD/1BH             841    40    $675
                                  2  2BD/1.5BH           1,142   149        $555   3  2BD/1BH           1,022    30    $750
                                  4  3BD/2BH             1,300    30        $655   2  2BD/2BH           1,177    80    $790
                                                                                   4  3BD/2BH           1,402    30    $925


  Average Unit Size (SF)          1,069                                            1,114
  Unit Breakdown:                    Efficiency       0%   2-Bedroom          66%     Efficiency     0%   2-Bedroom      61%
                                     1-Bedroom       21%   3-Bedroom          13%     1-Bedroom     22%   3-Bedroom      17%
CONDITION:                        Very Good                                        Very Good
APPEAL:                           Very Good                                        Very Good
AMENITIES:
  Unit Amenities                     Attach. Garage           Vaulted Ceiling         X  Attach. Garage      Vaulted Ceiling

                                  X   Balcony              X  W/D Connect.            X  Balcony          X  W/D Connect.
                                      Fireplace            X  Other                   X  Fireplace        X  Other
                                  X   Cable TV Ready       Storage/Ceiling fans       X  Cable TV Ready      Ceiling fans

  Project Amenities               X   Swimming Pool                                   X  Swimming Pool
                                      Spa/Jacuzzi             Car Wash                   Spa/Jacuzzi         Car Wash
                                      Basketball Court     X  BBQ Equipment              Basketball Court X  BBQ Equipment
                                      Volleyball Court        Theater Room               Volleyball Court    Theater Room
                                      Sand Volley Ball     X  Meeting Hall               Sand Volley Ball X  Meeting Hall
                                  X   Tennis Court            Secured Parking            Tennis Court        Secured Parking
                                      Racquet Ball         X  Laundry Room               Racquet Ball     X  Laundry Room
                                      Jogging Track        X  Business Office            Jogging Track    X  Business Office
                                      Gym Room                                        X  Gym Room

OCCUPANCY:                        95%                                              95%
LEASING DATA:
  Available Leasing Terms         6 to 15 Months                                   6 to 15 Months
  Concessions                     None                                             None
  Pet Deposit                     N/A                                              #$300
  Utilities Paid by Tenant:          X   Electric             Natural Gas             X  Electric            Natural Gas
                                         Water                Trash                      Water               Trash
  Confirmation                    May 21, 2003; Apartment staff                    May 23, 2003; Apartment Staff
  Telephone Number                (803) 957-4792                                   (864) 879-0693
NOTES:                            None                                             None

  COMPARISON TO SUBJECT:          Similar                                          Superior

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
QUAIL HOLLOW, WEST COLUMBIA, SOUTH CAROLINA

                   PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

      COMPARABLE R-1              COMPARABLE R-2               COMPARABLE R-3
         WATERWAY              OLD MILL APARTMENTS              GRANBY OAKS
  121 Northpointe Drive       809 East Main Street            800 State Street
Lexington, South Carolina   Lexington, South Carolina      West Columbia, South
                                                                 Carolina
       [PICTURE]                   [PICTURE]
                                                                 [PICTURE]

       COMPARABLE R-4                  COMPARABLE R-5
      LEXINGTON PLACE                    THORNHILL
     901 Rob Roy Court               5470 Augusta Road
West Columbia, South Carolina     Lexington, South Carolina

         [PICTURE]                       [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
QUAIL HOLLOW, WEST COLUMBIA, SOUTH CAROLINA

                                   EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
QUAIL HOLLOW, WEST COLUMBIA, SOUTH CAROLINA

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
QUAIL HOLLOW, WEST COLUMBIA, SOUTH CAROLINA

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
QUAIL HOLLOW, WEST COLUMBIA, SOUTH CAROLINA

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the Appraisal Institute or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
QUAIL HOLLOW, WEST COLUMBIA, SOUTH CAROLINA

                                   EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Jimmy Pat James, MAI and Robert B. Moore provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                          -s- Frank Fehribach
                                          ----------------------------------
                                                   Frank Fehribach, MAI
                                          Managing Principal, Real Estate Group
                                        South Carolina Temporary Practice Permit
                                                        #095-03

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
QUAIL HOLLOW, WEST COLUMBIA, SOUTH CAROLINA

                                    EXHIBIT E
                           QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
QUAIL HOLLOW, WEST COLUMBIA, SOUTH CAROLINA

                                       FRANK A. FEHRIBACH, MAI
                                  MANAGING PRINCIPAL, REAL ESTATE GROUP

POSITION Frank A. Fehribach is a Managing Principal for the Dallas Real Estate Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

  Valuation       Mr. Fehribach has experience in valuations for resort hotels;
                  Class A office buildings; Class A multifamily complexes;
                  industrial buildings and distribution warehousing; multitract mixed-use vacant land; regional malls; residential subdivision development; and special-purpose properties such as athletic clubs, golf courses, manufacturing facilities, nursing homes, and medical buildings. Consulting assignments include development and feasibility studies, economic model creation and maintenance, and market studies.

                  Mr. Fehribach also has been involved in overseeing appraisal and consulting assignments in Mexico and South America.

  Business Mr. Fehribach joined AAA as an engagement director in 1998. He was promoted to his current position in 1999. Prior to that, he was a manager at Arthur Andersen LLP. Mr. Fehribach has been in the business of real estate appraisal for over ten years.

EDUCATION         University of Texas - Arlington
                    Master of Science - Real Estate
                  University of Dallas
                  Master of Business Administration - Industrial Management
                    Bachelor of Arts - Economics

STATE             State of Arizona
CERTIFICATIONS     Certified General Real Estate Appraiser, #30828
                  State of Arkansas
                   State Certified General Appraiser, #CG1387N
                  State of Colorado
                   Certified General Appraiser, #CG40000445
                  State of Georgia
                   Certified General Real Property Appraiser, #218487
                  State of Michigan
                   Certified General Appraiser, #1201008081
                  State of Texas
                   Real Estate Salesman License, #407158 (Inactive)
                  State of Texas
                   State Certified General Real Estate Appraiser, #TX-1323954-G

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
QUAIL HOLLOW, WEST COLUMBIA, SOUTH CAROLINA

PROFESSIONAL      Appraisal Institute, MAI Designated Member
AFFILIATIONS      Candidate Member of the CCIM Institute pursuing Certified
                  Commercial Investment Member (CCIM) designation

PUBLICATIONS      "An Analysis of the Determinants of Industrial Property
                     -authored with Dr. Ronald C. Rutherford and Dr. Mark Eakin,
                  The Journal of Real Estate Research, Vol. 8, No. 3, Summer
                  1993, p. 365.

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AMERICAN APPRAISAL ASSOCIATES, INC.
QUAIL HOLLOW, WEST COLUMBIA, SOUTH CAROLINA

                           GENERAL SERVICE CONDITIONS

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AMERICAN APPRAISAL ASSOCIATES, INC.
QUAIL HOLLOW, WEST COLUMBIA, SOUTH CAROLINA

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.